United Security Bancshares, Inc. Reports Third Quarter Income

THOMASVILLE, Ala., Nov. 5, 2010 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income of $351,000, or $0.06 per diluted share, for the third quarter ended September 30, 2010, compared with $1.0 million, or $0.17 per diluted share, for the same period of 2009.

"United Security reported solid growth in its core operations in the third quarter, but our earnings remain below historical returns due to the continued weakness in the economy and the associated higher costs of non-performing loans, foreclosed properties and provision for loan losses," stated R. Terry Phillips, President and Chief Executive Officer of United Security Bancshares, Inc.  "We reported growth in our net interest income and non-interest income, higher net interest margin and a lower provision for loan losses compared with the third quarter of last year; however, we took a $1.6 million impairment charge during the quarter to reflect a decline in real estate values on certain other real estate owned properties.  We remain focused on improving our asset quality and believe that this will play a key part in building future earnings."

Third Quarter Results

Interest income totaled $11.4 million in the third quarter of 2010, compared with $11.8 million in the third quarter of 2009.  The decrease in interest income was due to a decline in earning assets, offset partially by an improvement in the net interest margin.

Interest expense declined 25.5% to $2.5 million in the third quarter of 2010, compared with $3.3 million in the third quarter of 2009.  The decline in interest expense was due primarily to lower rates, offset partially by an increase in interest-bearing liabilities.  Average deposits increased 3.9% to $518.8 million, compared with $499.3 million in the third quarter of 2009.

Net interest income increased 5.3% to $9.0 million in the third quarter of 2010, compared with $8.5 million in the third quarter of the prior year.  Net interest margin rose 55 basis points to 6.01% in the third quarter of 2010, compared with 5.46% in the third quarter of 2009.  The increase in net interest income was due primarily to lower cost of funds compared with the third quarter of last year.

Provision for loan losses was $1.4 million in the third quarter of 2010, or 1.4% annualized of average loans, compared with $1.5 million, or 1.5% annualized of average loans, in the third quarter of 2009.  Net charge-offs declined to $1.3 million in the third quarter of 2010, compared with $1.9 million in the third quarter of 2009.  Net interest income after provision for loan losses rose to $7.6 million in the third quarter of 2010, compared with $7.0 million in the third quarter of 2009.

"The decrease in our loan loss provision was due to a slowdown in new problem loans, lower charge-offs and higher reserves compared with the third quarter of last year," stated Mr. Phillips.  "We have experienced a decline in non-accrual loans and 90 day past due loans since last year.  Our biggest risk factor for future earnings growth relates to problem loans, so we remain focused on minimizing potential losses by moving problem loans through the collection, foreclosure and disposition process to minimize future loan losses.  This strategy, in part, accounts for the higher level of real estate acquired in settlement of loans."

Non-accruing loans dropped to $9.3 million in the third quarter of 2010 from $10.6 million in the second quarter of 2010 and were down $3.3 million from the third quarter of last year.  In addition, accruing loans past due 90 days or more declined 29.8% to $5.0 million in the third quarter of 2010, compared with $7.2 million in the third quarter of 2009.  Other real estate owned rose to $28.0 million in the third quarter of 2010, compared with $21.1 million in the third quarter of 2009.

"The soft economy continues to have a negative effect on our loan demand," continued Mr. Phillips.  "This has been due to weak prices for properties and a lower level of sales activity that has resulted in reduced loans to fund residential and commercial real estate purchases. As a result of these trends, we wrote off $1.6 million in other real estate owned.  We remain focused on identifying impairment in our loan portfolio to account for changes in values arising from the current economic climate and our customers' business prospects. We believe that these are important steps to strengthen our balance sheet and grow future earnings."

Total non-interest income increased 16.1% to $1.4 million in the third quarter of 2010, compared with $1.2 million in the third quarter of the prior year.  The increase in non-interest income resulted from growth in service charges on deposit accounts, credit life income and other income.

Non-interest expense increased 25.6% to $8.7 million in the third quarter of 2010, compared with $7.0 million in the third quarter of 2009.  The increase was primarily due to the $1.6 million impairment charge related to other real estate owned and higher carrying costs of other real estate owned. These higher costs were offset partially by lower salary and employee benefit costs, occupancy expense and furniture and fixture expenses that were down compared with the third quarter of 2009.

Nine Months Results

For the first nine months of 2010, net income declined 38.8% to $3.2 million, or $0.55 per diluted share, compared with $5.2 million, or $0.86 per diluted share, for the first nine months of 2009.  The decrease in net income from last year was due primarily to increases in the provision for loan losses during the first half of 2010 compared with 2009 and the $1.6 million impairment charge recorded in the third quarter of 2010.

For the nine months ended September 30, 2010, net interest income increased 2.1% to $26.0 million, compared with $25.4 million for the same period last year.  The increase in net interest income resulted from a lower cost of funds and growth in the net interest margin.

Provision for loan losses increased to $6.8 million in the first nine months of 2010, or 2.2% annualized of average loans, compared with $4.9 million, or 1.6% annualized of average loans, for the same period in 2009.

Non-interest income rose 23.7% to $8.0 million for the first nine months of 2010, compared with $6.4 million for the same period in 2009.  The increase in non-interest income was due primarily to growth in service charges and higher other income. Other income included a $4.2 million insurance settlement received in 2010, offset partially by $2.7 million in proceeds from the settlement of a lawsuit in 2009.

Non-interest expense was up 15.6% for the first nine months of 2010 to $22.7 million, compared with $19.6 million in the same period of 2009.  The increase was due to higher salary and employee benefit expense, expenses related to FDIC insurance premiums and assessments and the $1.6 million impairment charge recorded in the third quarter of 2010, all compared with the same period in 2009.

Shareholders' equity totaled $83.0 million, or book value of $13.81 per share, at the end of the third quarter of 2010.  Return on average assets for the first nine months of 2010 was 0.65%, and return on average equity was 5.28%.  Regular dividends were $0.11 per share in the third quarter of 2010.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank.  In addition, the Company's operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank's and ALC's consumer loan customers.  The Company's stock is traded on the Nasdaq Capital Market under the symbol "USBI."

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management.  USBI undertakes no obligation to update these statements following the date of this press release, except as required by law.  In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein.  Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI's senior management based upon current information and involve a number of risks and uncertainties.  Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors.  With respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in Thousands, Except Per Share Data)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Cash and Due from Banks	$ 11,912	$ 12,323
Interest-Bearing Deposits in Banks	9,678	126
Total Cash and Cash Equivalents	21,590	12,449
Federal Funds Sold	0	4,545
Investment Securities Available-for-Sale, at fair market value	153,259	194,754
Investment Securities Held-to-Maturity, at cost	1,210	1,250
Federal Home Loan Bank Stock, at cost	5,292	5,700
Loans, net of allowance for loan losses of $9,786 and $10,004, respectively	396,737	402,504
Premises and Equipment, net	16,677	17,253
Cash Surrender Value of Bank-Owned Life Insurance	12,388	12,037
Accrued Interest Receivable	4,771	5,095
Goodwill	4,098	4,098
Investment in Limited Partnerships	1,815	1,925
Other Real Estate Owned	27,992	21,439
Other Assets	7,953	8,705
Total Assets	$653,782	$691,754

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$513,626	$513,053
Accrued Interest Payable	2,384	2,477
Short-Term Borrowings	817	620
Long-Term Debt	43,000	85,000
Other Liabilities	10,925	9,140
Total Liabilities	570,752	610,290
Commitments and Contingencies
Shareholders' Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares
authorized; 7,317,560 shares issued; 6,011,264 and 6,017,582 shares outstanding, respectively	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income, net of tax	4,785	4,316
Retained Earnings	91,540	90,242
Less Treasury Stock: 1,306,296 and 1,299,978 shares at cost, respectively	(21,203)	(21,127)
Noncontrolling Interest	(1,398)	(1,273)

Total Shareholders' Equity	83,030	81,464

Total Liabilities and Shareholders' Equity	$653,782	$691,754

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$ 9,754	$ 9,661	$28,600	$29,150
Interest on Investment Securities	1,663	2,143	5,256	6,568
Total Interest Income	11,417	11,804	33,856	35,718

INTEREST EXPENSE:
Interest on Deposits	1,913	2,338	5,871	7,515
Interest on Borrowings	539	952	2,035	2,793
Total Interest Expense	2,452	3,290	7,906	10,308

NET INTEREST INCOME	8,965	8,514	25,950	25,410

PROVISION FOR LOAN LOSSES	1,386	1,489	6,811	4,857

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	7,579	7,025	19,139	20,553

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	814	758	2,263	2,150
Credit Life Insurance Income	250	231	592	646
Other Income	337	218	5,073	3,615
Total Non-Interest Income	1,401	1,207	7,928	6,411

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,476	3,538	10,562	10,175
Impairment Loss on Other Real Estate Owned	1,643	0	1,643	0
Occupancy Expense	493	498	1,421	1,412
Furniture and Equipment Expense	311	316	937	926
Other Expense	2,806	2,598	8,120	7,117
Total Non-Interest Expense	8,729	6,950	22,683	19,630

INCOME BEFORE INCOME TAXES	251	1,282	4,384	7,334

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(100)	255	1,221	2,166

NET INCOME	$ 351	$ 1,027	$ 3,163	$ 5,168
Less: Net Loss Attributable to Non-controlling Interest	0	0	(125)	0
NET INCOME ATTRIBUTABLE TO USBI	$ 351	$ 1,027	$ 3,288	$ 5,168
BASIC AND DILUTED NET INCOME
ATTRIBUTABLE TO USBI PER SHARE	$ 0.06	$ 0.17	$ 0.55	$ 0.86

DIVIDENDS PER SHARE	$ 0.11	$ 0.11	$ 0.33	$ 0.49

CONTACT: Robert Steen , +1-334-636-5424